Exhibit 99.2

Forest Oil Details Accelerated Eagle Ford Shale Drilling Program

Accelerated Development Program to Hold an Aggregate of 55,000 Gross (27,500 Net) Acres

Incorporate Four Drilling Rigs by the Third Quarter of 2013 and Drill 60 Gross (30 Net) Wells in 2013 and 80 Gross (40 Net) Wells in 2014

Eagle Ford Shale Average Net Sales Volumes Expected to Reach 6,500 Boe/d in 2014 from 1,600 Boe/d in 2012

DENVER--(BUSINESS WIRE)--April 12, 2013--Forest Oil Corporation (NYSE: FST) (Forest or the Company) today provided an update on its Eagle Ford Shale drilling program for 2013 and 2014 and announced a teleconference call scheduled for April 12, 2013 at 7:00 AM Mountain Time to discuss the release.

Forest recently announced the signing of a definitive agreement with an industry partner for the future development of the Company’s Eagle Ford Shale acreage position. Under the terms of the agreement, the industry partner will pay a $90 million drilling carry in the form of future drilling and completion services and related development capital in order to earn a 50% working interest in Forest’s Eagle Ford Shale acreage position. In conjunction with the agreement, Forest plans to accelerate development by increasing drilling activity to four rigs, from one to two rigs currently, by the end of the third quarter of 2013. Forest projects that the capital carry amount combined with the accelerated pace of development will bring forward approximately $250 million in PV10 economics.

Forest anticipates that the accelerated development program will hold an aggregate of 55,000 gross (27,500 net) acres in Gonzales County, compared to 40,000 gross (40,000 net) acres based on the current development program. The increased acreage position has 688 gross (344 net) locations identified based on 80-acre spacing, and Forest anticipates being able to drill 80 gross (40 net) wells per year beginning in 2014. Based on Forest’s current estimated ultimate recovery of 300 Mboe per location, the Eagle Ford acreage contains a potential gross unrisked resource of over 200 MMboe (100 MMboe net).

Forest estimates that its share of capital expenditures in the accelerated development plan for 2013 and 2014 will total approximately $125 million and $220 million, respectively. The accelerated development plan will result in ten and twenty additional net wells being drilled in 2013 and 2014, respectively. The 2013 additional net wells are primarily scheduled to be on-line later in the year and thus will not materially change Forest’s average net sales volumes for 2013. However, average net sales volumes from the Eagle Ford are expected to more than double from an average of 2,800 boe/d in 2013 to 6,500 boe/d during 2014 as the benefits from a full year of the accelerated development program are realized. Importantly, the Eagle Ford program is anticipated to generate lease level income of approximately 68% and 80% of the total net capital expenditures for 2013 and 2014.

The table below summarizes and highlights the primary benefits of the accelerated development plan as compared to Forest’s current development plan.

	2013		2014
	Current	Accelerated	Current	Accelerated
	Development Plan	Development Plan	Development Plan	Development Plan

Acreage Held (Gross)	40,000	55,000	40,000	55,000
Acreage Held (Net)	40,000	27,500	40,000	27,500
Drilling Rigs (Average)	1	3	1	4
Wells (Gross)	20	60	20	80
Wells (Net)	20	30	20	40
Net Production (Boe/d)	~2,800	~2,800	~3,700	~6,500
Net Capital(1) ($MM)	$125	$125	$125	$220
Lease Level Income(2) ($MM)	$85	$85	$100	$175
Lease Level Income as a Percentage of Capital		68%		80%

(1) Net of $90 million drilling carry in the accelerated development plan
(2) Lease level income based on NYMEX strip prices as of March 31, 2013

TELECONFERENCE CALL

A conference call is scheduled for today, April 12, 2013 at 7:00 AM Mountain Time to discuss the release in more detail. You may access the call by dialing toll free 866.318.8617 (for U.S./Canada) and 617.399.5136 (for International) and request the Forest Oil teleconference (ID #44814110). The conference call will also be webcast live on the Internet and can be accessed by going to the Forest Oil website at www.forestoil.com in the “Investor Relations” section of the website. A slide summary will be made available in the “Investor Relations” section of the website under “Recent Presentations”. A Q&A period will follow.

A replay of the conference call will be available through April 19, 2013. You may access the replay by dialing toll free 888.286.8010 (for U.S./Canada) and 617.801.6888 (for International), conference ID #96849878. An archive of the conference call webcast will also be available at www.forestoil.com in the “Investor Relations” section of the website.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, liquids and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

CONTACT:
Forest Oil Corporation
Larry C. Busnardo
Director – Investor Relations
303-812-1441